Exhibit 99

November 10, 2003

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Charles K. Graham, President & CEO or Francie P. Reppy, Senior Vice President & CFO (304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2003 EARNINGS

Wheeling, WV, November 10, 2003–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, announced third quarter earnings for the Wheeling, West Virginia, based bank holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2003 was reported at $608,923 or $.40 per share, compared to $675,707 or $.44 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2003 as compared to 2002 was primarily due to the decrease in net interest income combined with the increase in noninterest expense, offset in part by the increase in noninterest income and the decrease in the provision for loan losses. Net interest income decreased primarily due to the decline in the interest earned on loans and investment securities, offset in part by the decrease in the interest rates paid on interest bearing liabilities. The current economic condition and the low interest rate environment have caused a temporary compression of the net interest margin. The taxable equivalent net interest yield declined .63% from 4.15% at December 31, 2002 to 3.52% for the three month period ended September 30, 2003. Noninterest expenses increased $132,305 or 8.7% during the third quarter of 2003 as compared to 2002. Increased operating expenses and salary and employee benefits combined with the decrease in occupancy expenses contributed to the increase in noninterest expense during the three months ended September 30, 2003 as compared to the prior year. Noninterest income increased $28,879 or 10.2% in the third quarter of 2003 as compared to the same period in 2002 and resulted primarily from increased service charges and other operating income. The provision for loan losses was reduced by $105,000 for the third quarter of 2003 as compared to the same period in 2002.

For the nine months ended September 30, 2003, net income was reported at $1,919,123 or $1.25 per share compared to $1,959,735 or $1.28 per share reported for the same period in 2002. The 2.1% decrease in earnings was primarily due to the decrease in net interest income combined with the increase in operating expenses, offset in part by an increase in noninterest income and the decrease in provision for loan losses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	September 30,
	2003	2002

AT PERIOD END
Total Assets	$284,628	$265,371
Total Deposits	$241,152	$231,270
Total Loans net of unearned income	$139,162	$134,180
Total Investment Securities	$126,607	$106,658
Shareholders’ Equity	$23,008	$21,925
Shareholders’ Equity Per Share of Common Stock	$14.96	$14.25

FOR THE NINE MONTHS ENDED
Net income	$1,919	$1,960
Provision for Possible Loan Losses	$210	$450
Earnings Per Share of Common Stock	$1.25	$1.28
Dividends Per Share of Common Stock	$.54	$.51
Return on Average Assets	.93%	1.05%
Return on Average Equity	11.81%	13.03%

FOR THE THREE MONTHS ENDED
Net income	$609	$676
Provision for Possible Loan Losses	$45	$150
Earnings Per Share of Common Stock	$.40	$.44
Dividends Per Share of Common Stock	$.18	$.17
Return on Average Assets	.85%	1.03%
Return on Average Equity	10.93%	13.07%
Average shares outstanding	1,538,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”